JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of BAB, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 23rd, 2020

Frank Value Trust
By:	/s/ Brian Frank
	Name:	Brian Frank
	Title:	President of Frank Funds

Camelot Event-Driven Advisors, LLC
By:	/s/ Thomas Kirchner
	Name:	Thomas Kirchner
	Title:	Managing Member

Brian Frank
By:	/s/ Brian Frank
	Name:	Brian Frank

Thomas Kirchner
By:	/s/ Thomas Kirchner
	Name:	Thomas Kirchner

Paul Hoffmeister
By:	/s/ Paul Hoffmeister
	Name:	Paul Hoffmeister